Exhibit 99.1

For More Information:

Investor Contact:	Press Contact:
Karen Blasing	Gwen Murphy
Nuance	Nuance
(650) 847-0000	(650) 847-0000
kblasing@nuance.com	gmurphy@nuance.com

NUANCE REPORTS THIRD QUARTER 2003 RESULTS

Third Quarter Revenue Increases 32% Year Over Year;

License Revenue Grows 24% Year Over Year

MENLO PARK, Calif., October 22, 2003 — Nuance (Nasdaq: NUAN) today announced results for the quarter ended September 30, 2003. Total revenue for the quarter was $13.8 million, up 32% from $10.5 million in the same quarter of fiscal year 2002, and up 7% from $12.9 million in the second quarter of the current fiscal year. Total revenue for the first nine months of fiscal year 2003 was $38.3 million, up 24% from $30.9 million in the same period of the previous fiscal year.

Software license revenue for the third quarter was $7.1 million, up 24% from $5.7 million in the same quarter in fiscal year 2002, and up 14% from $6.2 million in the second quarter of the current fiscal year. Revenue from services and maintenance for the third quarter remained steady quarter over quarter at $3.6 million and $3.1 million, respectively, and up 52% from $2.4 million and up 31% from $2.4 million, respectively, in the same quarter in fiscal year 2002.

Net loss for the third quarter was $12.2 million or $0.35 net loss per share, and includes a restructuring charge of $10.3 million primarily related to increasing the previously reported real estate restructuring accrual. This compares to a net loss of $45.9 million, or $1.36 net loss per share, including restructuring charges and asset impairments totaling $35.7 million in the same period of the previous fiscal year. Net loss for the first nine months of the year was $19.1 million, or $0.56 net loss per share. This compares to a net loss of $66.1 million, or $1.97 net loss per share in the same period last year.

The Company continues to manage expenses in its drive to profitability. Pro forma net loss for the third quarter, which excludes non-cash compensation charges, asset impairments and restructuring charges, was $1.8 million or $0.05 pro forma net loss per share, compared with the pro forma net loss of $10.1 million or $0.30 pro forma net loss per share for the same period last year. Pro forma net loss for the first nine months of the year was $9.7 million or $0.28 pro forma net loss per share. This compares to a pro forma net loss of $28.3 million or $0.84 pro forma net loss per share in the same period last year.

As of September 30, 2003, the Company had $108 million in cash, cash equivalents and investments.

“Nuance’s commitment to enabling a broader distribution of speech solutions to customers around the world is evidenced by license revenue growth and market share leadership,” said Chuck Berger, president and CEO of Nuance. “Continued discipline around cost containment resulted in a significant reduction in ongoing operating expenses, improved margins and continued progress towards profitability.”

Increasing Adoption in Key Segments

Customer wins and expanded relationships helped Nuance extend its leadership position in the global telecommunications, financial services and other markets during the quarter.

In telecommunications, several leading North American service providers selected Nuance Call Steering 1.0, including TELUS, the second largest carrier in Canada. Internationally, Monaco Telecom selected speech software from Nuance, and China Telecom, KTF, Japan Telecom and others returned to Nuance for additional capacity.

In the financial services sector, Countrywide Financial Services Corporation selected Nuance Voice Platform. Mellon Financial Corporation, Wells Fargo Card Services, and a range of other financial institutions and regional banks also selected speech software from Nuance.

During the quarter, Nuance also won business with a variety of other leading companies including AAA Minnesota/Iowa.

Strengthened Channel Support

In the third quarter, Nuance won business with a range of key partners including Avaya, Edify, Nortel Networks, Workforce Technology, Syntellect, Ydilo Advanced Voice Solutions, and others. To better serve the growing speech market, Nuance delivered an expanded set of channel programs during the quarter for its Original Equipment Manufacturers (OEMs), Value Added Resellers (VARs), technology partners, and master distributors. By taking advantage of the new programs, Nuance partners will improve their ability to deliver speech solutions worldwide. Partner tools and training have been specifically designed by Nuance to help partners identify and implement speech solutions, leverage marketing and sales support, and increase the knowledge of speech within their organizations. In addition, Nuance unveiled a master distributor program during the quarter. This new program was developed to enable companies to license and self-provision Nuance software to resell to other parties for incorporation into their integrated speech solutions.

Acknowledged Industry Leadership

During the quarter, leading industry analyst firm Gartner, Inc. named Nuance the worldwide speech software market share leader in its report, “Speech Recognition Telephony Software: Worldwide, 2002-2007.” The Gartner report identified Nuance as the leader in all key global speech recognition telephony software market categories: number of ports of software shipped and ports market share, number of systems shipped and systems market share. Highly regarded analyst firm Voice Information Associates (VIA) also named Nuance the world’s top provider of automated speech recognition (ASR) technology in a report titled “ASR in Telephony – The World-Wide Market.” Once again, Nuance was recognized as the worldwide leader in all market categories: 2002 ASR port shipments, cumulative ASR installed base, and advanced (second generation) speech systems.

The strength of Nuance’s technology, professional services, and leadership team was also recognized during the quarter. Nuance was the standout winner of Speech Technology Magazine’s recent Speech Technology Solutions Awards, earning twice as many awards as any other speech vendor. Nuance was recognized for offering the industry’s “Best Automated Speech Recognition Solution” and the “Best Verification Solution.” Additionally, Nuance’s speech deployment at Bell Canada was recognized as the “Best Persona Solution.” Nuance Call Steering™ 1.0 was named the “Best Speech Application,” and Nuance Vice President and Chief Marketing Officer, Lynda Kate Smith, and co-founder Dr. Mike Cohen were recognized as two of the “Top Ten Leaders in Speech.”

“Industry acknowledgement of our market share leadership and strength of our speech software reflects the value of the Nuance offering and the strength of our relationships with customers and partners worldwide,” said Chuck Berger, president and CEO of Nuance. “We believe our firm commitment to R&D investment not only differentiates us in the market, but also results in the delivery of industry leading voice automation solutions.”

About Nuance

Nuance is the speech expert. Nuance’s speech software solutions enable automated access to everything from account balances to flight information, e-mail reading to voice activated dialing — accessed using nothing more than the power of voice and an ordinary phone. In markets around the world, leading enterprises and telecommunications carriers — including British Airways, Nomura Securities, OnStar, Sprint PCS, United Parcel Service, Vodafone, and many more — work with Nuance to reduce costs, increase customer satisfaction and retention, create new sources of revenue and improve security. Nuance is headquartered in Menlo Park, Calif. and has offices around the world. For more information, visit www.nuance.com or call 1-888-NUANCE-8.

This press release contains forward-looking statements, including, for example, those relating to the continued success of Nuance’s operating results, the success of Nuance’s distribution model, the success of Nuance’s partner programs and channel, and Nuance’s achievement of profitability. There is no assurance that the results contemplated by any forward-looking statements will be realized. The following factors, risks and uncertainties, among others, could cause actual results to differ materially from those described or implied in this press release’s forward-looking statements: the risk that Nuance will encounter unplanned expenses or events which may negatively impact operating results and/or hinder Nuance’s achievement of profitability; the risk that Nuance’s distribution model, partner programs or partner channel will not produce anticipated results; the risk that unfavorable economic or other global conditions may negatively impact Nuance’s business and/or the market for Nuance technology; and other factors described in Nuance’s filings with the Securities and Exchange Commission, including but not limited to Nuance’s last-filed quarterly report on form 10-Q. Nuance does not undertake to update any oral or written forward-looking statements that may be made by or on behalf of Nuance.

Nuance is a registered trademark of Nuance Communications, Inc. Nuance Call Steering and Nuance Voice Platform are trademarks of Nuance. All other trademarks are the property of their respective owners.

Nuance Communications, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2003	2002	2003	2002
Revenue:
License	$7,095	$5,741	$19,409	$19,233
Service	3,645	2,404	10,082	5,241
Maintenance	3,083	2,358	8,819	6,472

Total revenue	13,823	10,503	38,310	30,946

Cost of revenue:
License	102	196	282	491
Service	2,255	2,052	6,729	5,467
Maintenance	853	863	2,624	2,625

Total cost of revenue	3,210	3,111	9,635	8,583

Gross profit	10,613	7,392	28,675	22,363

Operating expenses:
Sales and marketing	6,583	10,959	20,936	32,312
Research and development	3,665	3,883	11,492	11,090
General and administrative	2,753	3,159	8,892	10,051
Non-cash compensation expense	33	33	19	803
Restructuring charges	10,318	34,841	9,375	36,160
Asset impairments	--	887	--	887

Total operating expenses	23,352	53,762	50,714	91,303

Loss from operations	(12,739)	(46,370)	(22,039)	(68,940)
Interest and other income, net	325	694	1,044	2,215

Loss before income taxes	(12,414)	(45,676)	(20,995)	(66,725)
Expenses (benefits) from income taxes	(242)	191	(1,881)	(607)

Net loss	$(12,172)	$(45,867)	$(19,114)	$(66,118)

Basic and diluted net loss per share	$(0.35)	$(1.36)	$(0.56)	$(1.97)

Shares used to compute basic and diluted net loss per share	34,503	33,807	34,353	33,541

Reconicliation of net loss in acordance with generally
accepted accounting principles to pro forma net loss:
Net loss	$(12,172)	$(45,867)	$(19,114)	$(66,118)
Non-cash compensation expense	33	33	19	803
Asset impairments	--	887	--	887
Restructure charges	10,318	34,841	9,375	36,160
Pro forma net loss	$(1,821)	$(10,106)	$(9,720)	$(28,268)

Pro forma basic and diluted net loss per share	$(0.05)	$(0.30)	$(0.28)	$(0.84)

Shares used in computing pro forma basic and diluted net loss per share	34,503	33,807	34,353	33,541

Nuance Communications, Inc.
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	September 30, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$ 30,077	$ 43,771
Short-term investments	77,536	80,624
Accounts receivable, net	10,563	8,350
Prepaid expenses and other current assets	5,342	5,249

Total current assets	123,518	137,994
Property and equipment, net	4,344	6,330
Intangible assets, net	1,096	1,405
Restricted cash	12,521	12,393
Long-term investments	--	3,113
Other assets	235	435

Total assets	$141,714	$161,670
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 708	$ 1,591
Accrued liabilities	5,442	7,249
Accrued vacation	1,692	1,847
Current restructuring accrual	9,736	10,453
Deferred revenue	7,764	8,954
Current portion of capital lease	43	37

Total current liabilities	25,385	30,131
Long-term restructuring accrual	45,172	42,232
Other long-term liabilities	15	34

Total liabilities	70,572	72,397
Stockholders'equity	71,142	89,273

Total liabilities and stockholders' equity	$141,714	$161,670

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